Exhibit 10.6

TOMMY HILFIGER U.S.A., INC.

VOLUNTARY DEFERRED COMPENSATION PLAN

Effective January 1, 1998

Amended and Restated Effective as of January 1, 2003

FOREWORD

Effective as of January 1, 1998, Tommy Hilfiger U.S.A., Inc. (the “Company”) adopted the Tommy Hilfiger U.S.A., Inc. Voluntary Deferred Compensation Plan (the “Plan”). The Plan was amended and restated, effective May 1, 1998, January 1, 1999, January 1, 2001, and most recently, effective as of January 1, 2003.

The purpose of the Plan is to provide a select group of management or highly compensated employees with an opportunity to defer an amount of base salary or bonus pursuant to the terms of the Plan. It is intended that this Plan will constitute an unfunded arrangement for purposes of both the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended.

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TABLE OF CONTENTS

Article I—Definitions		1
1.1	Base Pay	1
1.2	Beneficiary	1
1.3	Bookkeeping Account	1
1.4	Code	1
1.5	Company	1
1.6	Deferral Agreement	1
1.7	Deferral Compensation	1
1.8	Disability	1
1.9	Election Date	2
1.10	ERISA	2
1.11	Participant	2
1.12	Plan	2
1.13	Plan Administrator	2
1.14	Retirement Age	2
1.15	Year Certain	2

Article II—Participation		3
2.1	Eligibility	3
2.2	Deferral Agreement Required	3
2.3	No Retention Rights	3

Article III—Deferral of Compensation		4
3.1	Deferral Amounts	4
3.2	Payment Events	4

Article IV—Deferral Account and Crediting of Interest		5
4.1	Deferral Account	5
4.2	Crediting of Interest	5
4.3	Time of Crediting Interest	5

Article V—Benefit Payments		6
5.1	Benefit Commencement	6

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TABLE OF CONTENTS

(Cont’d)

5.2	Vesting	6
5.3	Form of Payment	6
5.4	Accelerated Distribution	6
5.5	Death of Participant	6
5.6	Change in Control	6

Article VI—Administration		7
6.1	Named Fiduciary and Plan Administration	7
6.2	General Administration	7
6.3	Participation by Employee of Acquired Employer	7

Article VII—Claims Procedure		8
7.1	Claims Procedures	8
7.2	Supplemental Claims Procedures for Disability Retirement Pensions	9
7.3	Satisfaction of Claims	12

Article VIII—Miscellaneous		13
8.1	Amendment of the Plan	13
8.2	Termination of the Plan	13
8.3	No Impairment of Benefits	13
8.4	Nonalienation	13
8.5	Tax Withholding	13
8.6	Not an Employment Contract	13
8.7	Source of Benefits	13
8.8	Governing Law	14

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ARTICLE I

Definitions

1.1	“Base Pay” shall mean the Participant’s annual rate of base pay, without regard to bonuses or any other amount reported as compensation income.

1.2	“Beneficiary” shall mean the person designated by the Participant to receive the benefit under the Plan.

1.3	“Bookkeeping Account” shall mean the bookkeeping record, including any subaccounts that may be established, for each Participant who elects to defer compensation under this plan.

1.4	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.5	“Company” shall mean Tommy Hilfiger U.S.A., Inc., a Delaware Corporation, and its successors and assigns.

1.6	“Deferral Agreement” shall mean the written form which is submitted to the Plan Administrator before the relevant Election Date which indicates whether the Participant wishes to defer a portion of his Base Pay and the portion of Base Pay to be deferred. In no event may a Plan Participant elect to defer Base Pay already earned. Any written document which provides substantially the same information also is a “Deferral Agreement”. However, no Deferral Agreement shall be effective until it is acknowledged by the Plan Administrator, or if it is submitted after the Election Date.

1.7	“Deferred Compensation” shall mean the portion of a Participant’s Base Pay compensation for any fiscal year, or part thereof, that has been deferred pursuant to the Plan.

1.8	“Disability” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last no less than 12 months. The permanence and degree of such impairment shall be supported by medical evidence.

1.9	“Election Date” shall mean the annual date established by this Plan as the date before which an Executive must submit a valid Deferral Agreement to the Plan Administrator. The applicable Election Dates are as follows: (a) 30 days after adoption of the Plan for employees who are eligible to participate at the time the Plan is adopted, (b) 30 days after a newly eligible employee is notified of his right to participate in the Plan, or (c) December 15 of any calendar year, if (a) or (b) above do not apply.

1.10	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.11	“Participant” shall mean an individual who is eligible to participate pursuant to Article II and who timely completes and returns a Deferral Agreement.

1.12	“Plan” shall mean the Tommy Hilfiger U.S.A., Inc. Voluntary Deferred Compensation Plan.

1.13	“Plan Administrator” shall mean the Company. As Plan Administrator, the Company has delegated responsibility for the day-to-day administration of the Plan to a committee consisting of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Executive Vice President of Human Resources and Administrative Services.

1.14	“Retirement Age” shall mean age 65.

1.15	“Year Certain” shall mean a benefit commencing at the end of five complete calendar years, or ten complete calendar years, at the election of the Participant.

ARTICLE II

Participation

2.1	Eligibility

Participation in the Plan shall be limited to any persons specifically designated by the Chief Executive Officer to be Participants in this Plan, provided that participation shall be limited to a select group of management or highly compensated employees.

2.2	Deferral Agreement Required

An employee, after having been selected for participation by the Chief Executive Officer, shall, as a condition to participation, complete and return to the Committee a duly executed Deferral Agreement no later than the Election Date.

2.3	No Retention Rights

Nothing contained in the Plan shall be deemed to give any Participant or employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge any Participant or employee at any time, regardless of the effect which such discharge shall have upon him as a participant in the Plan.

ARTICLE III

Deferral of Compensation

3.1.	Deferral Amounts

Each Participant in the Plan may have a percentage of his Base Pay deferred in accordance with the terms and conditions of this Plan. A Participant may defer up to 20% of his Base Pay, provided that any deferral of Base Pay shall be in increments of 1% of Base Pay and be in an amount not less than 5% of Base Pay.

3.2.	Payment Events

At the time of deferral, the Participant shall elect the time at which the payment shall commence. A Participant may defer the commencement of payment until any of the following events, as determined in the Deferral Agreement:

a)	his Retirement Age,

b)	his termination of employment,

c)	his death,

d)	his Disability,

e)	a Year Certain,

f)	the occurrence of a change in control of the Company which is a merger or other transaction in which control of the Company changes (“Change in Control”), or

g)	the occurrence of an accelerated distribution, as described in Section 5.4.

The Deferral Agreement shall specify the terms and conditions of the Participant’s election.

ARTICLE IV

Deferral Account and Crediting of Interest

4.1.	Deferral Account

Amounts deferred by a Participant under a written Deferral Agreement shall be credited in a dollar amount to a separate Bookkeeping Account for each Participant. Deferred Compensation shall be deemed to be so invested on the date the amounts deferred are credited to the Bookkeeping Account. Amounts deferred under subsequent written Deferral Agreements by a Participant also shall be credited to his Bookkeeping Account.

4.2.	Crediting of Interest

The amount in the Participant’s Bookkeeping Account shall be credited with interest at a rate determined by the Plan Administrator. The interest rate for each deferral year shall reflect the actual after-tax cost of borrowing by the Company.

4.3.	Time of Crediting Interest

Interest shall be credited to the Bookkeeping Account annually as of the last day of each calendar year.

ARTICLE V

Benefit Payments

5.1.	Benefit Commencement

Distribution of the value of a Participant’s Bookkeeping Account balance shall be made according to the terms of this Plan and as specified in the Participant’s Deferral Agreement, which is incorporated as part of this Plan by reference.

5.2.	Vesting

A Participant shall have a nonforfeitable right to receive the value of his Bookkeeping Account according to the terms of this Plan. Notwithstanding the foregoing, a Participant may be required, in the sole discretion of the Plan Administrator or its delegate, to execute a receipt and release of claims as a condition of receiving benefits under this Plan.

5.3.	Form of Payment

All distributions of a Participant’s Bookkeeping Account shall be made in cash and in a lump sum.

5.4.	Accelerated Distribution

A Participant may elect to receive payment of an amount equal to all or a portion of the Participant’s account balance earlier than the otherwise applicable payout date if the Participant is charged with a penalty of 10% of the amount distributed to him. After the receipt of an accelerated distribution, a Participant may not participate in the Plan for 12 calendar months. Such a Participant may reenter the Plan at the beginning of the next calendar year following the 12-month suspension.

5.5.	Death of Participant

If the Participant dies before receiving his benefit under the Plan, his Beneficiary shall receive the face value of his Bookkeeping Account balance in a lump sum.

5.6.	Change in Control

If there is a Change in Control of the Company, as defined in Section 3.2(f), the Participant’s Bookkeeping Account balance shall become payable as soon as practicable after the Change in Control.

ARTICLE VI

Administration

6.1	Named Fiduciary and Plan Administrator

The Company shall be the “named fiduciary” and the “administrator” of the Plan within the meaning of ERISA.

6.2	General Administration

The Plan Administrator, or its delegate, shall be vested with the general administration of the Plan, and shall have the exclusive and discretionary right to interpret, and make determinations under, the Plan. The interpretations, determinations, actions and records of the Plan Administrator, or its delegate, shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan, unless found by a court of competent jurisdiction to be arbitrary and capricious.

The authority, duties, and responsibilities of the Plan Administrator, or its delegate, shall be those that are considered necessary or appropriate for the proper and efficient operation of the Plan and, including, without limitation, (i) interpretation of the Plan, and (ii) approval, payment and review of claims. The Plan Administrator, or its delegate, may adopt such procedures as it may determine for the administration of the Plan, the conduct of meetings, the delegation of authority and the establishment of rules and regulations for the fulfillment of its duties.

6.3	Participation by Employees of Acquired Employer

If, as a result of an acquisition or other corporate transaction, an individual becomes an employee of the Company, or subsidiary or affiliated Company, the Company may authorize such employee to participate in this Plan under such terms and conditions as the Company may determine.

ARTICLE VII

Claims Procedure

7.1	Claims Procedures

Except to the extent that Section 7.2 applies, if any Participant or Beneficiary files a claim for benefits under this Plan and payment of the benefits is wholly or partially denied, the Plan Administrator, or its delegate, shall, within ninety (90) days after the date the claim for benefits was filed (except that in special circumstances the Plan Administrator, or its delegate, may take an additional ninety (90) days to consider its decision, in which case the Participant or Beneficiary will be notified of the extension), provide notice in writing to such Participant or Beneficiary, as the case may be, setting forth the specific reason or reasons for denying payment of the benefits stated in a manner calculated to be understood by that individual. The notice shall also make specific reference to the pertinent Plan provision or provisions upon which the denial is based, and shall describe any additional material or information necessary for the claim to be reconsidered along with an explanation of why such material or information is necessary. This notice will also include a statement that the person whose claim has been denied has a right within sixty-one (61) days after written notification of claim denial to request a hearing before the Plan Administrator, or its delegate, for the purpose of carrying out a full and fair review of the claim denial, and a statement of the person’s right to bring a civil action under Section 502(a) of the Act if the claim is denied following review on appeal.

If a hearing is requested by the person whose claim was denied, the Plan Administrator, or its delegate, will decide the issue after such hearing on the basis of the merits of the case. The decision of the Plan Administrator, or its delegate, shall be in writing and shall be rendered no later than sixty (60) days after the request for hearing. However, if the Plan Administrator, or its delegate, finds it necessary to extend this period due to special circumstances and so notifies the person in writing, the decision shall be rendered as soon as practicable, but in no event later than one hundred twenty (120) days after the person’s request for review. This decision shall also include specific reasons for a denial, specific references to the Plan, a statement that the person is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and a statement of the person’s right to bring an action under Section 502(a) of the Act.

7.2	Supplemental Claims Procedures for Disability Related Claims

(a)	Effective for all claims filed on or after January 1, 2002 for disability related claims, the Plan Administrator, or its delegate, shall notify the claimant of the approval or the denial of the claim within forty-five (45) days after the receipt of such claim unless, due to circumstances beyond the control of the Plan Administrator, or its delegate, an extension of time for processing the claim is required. If the Plan Administrator, or its delegate, needs such an extension, the Plan Administrator, or its delegate, shall furnish a written notice to the claimant that the review period will be extended by thirty (30) days before the end of the initial forty-five (45) day period. If, prior to the end of the first extension period, the Plan Administrator, or its delegate, determines that circumstances beyond the control of the Plan prevent a decision from being rendered within that extension period, the period for making the determination may be extended for an additional thirty (30) days, provided that the Plan Administrator, or its delegate, notifies the claimant prior to the end of the first extension period.

In the case of either extension as described above, the written notice shall specify the special circumstances requiring an extension and the date by which the Plan Administrator, or its delegate, expect to reach a final decision. The date by which a decision is expected to be rendered shall not be later than (1) seventy-five (75) days after the date on which the claim was filed in the case of a first extension, or (2) one hundred five (105) days after the date on which the claim was filed in the case of a second extension. The notice of extension shall specifically explain (1) the standards on which entitlement to a benefit is based, (2) the unresolved issues that prevent a final decision from being rendered on the claim, (3) the additional information needed to resolve those issues, and (4) that the claimant shall be afforded forty-five (45) days within which to provide the specified information. If the claimant must provide additional information to allow the Plan Administrator, or its delegate, to make a decision on the claim, the review period shall be tolled until such information is provided.

In addition to the requirements for a notice of denial of benefits specified in Section 7.1 of the Plan, a notice of denial of a disability related claim shall contain the following:

(i)	If an internal rule, document, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, document, guideline, protocol, or other similar criterion; or a statement that such a rule, document, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, document, guideline, protocol, or other similar criterion will be provided free of charge to the claimant upon request;

(ii)	If the adverse determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request;

(iii)	A notice informing the claimant about the right to bring a civil action under ERISA; and

(iv)	A description of the voluntary appeal procedures offered by the Plan.

(b)	Effective for claims filed on or after January 1, 2002, if a claim for a disability related claim is denied, in whole or in part, the claimant shall have the right to request that the Plan Administrator, or its delegate, review the denial, provided that he or she files a written request for review with the Plan Administrator, or its delegate, within one hundred eighty (180) days after the date on which he or she received written notification of the denial.

In addition to the requirements for a review of a denial of a claim specified in Section 7.1 of the Plan, a review of a denial of a claim for a disability retirement pension shall not afford deference to the initial adverse benefit determination and shall be conducted by an appropriate named fiduciary of the Plan who is neither the individual or individuals who made the adverse determination that is the subject of the review, nor a subordinate of such individual or individuals.

In reviewing an adverse determination of a disability related claim that is based in whole or in part on a medical judgment, the Plan Administrator, or its delegate, shall consult with a health care professional who has appropriate experience in the field of medicine involved in the medical judgment. The health care professional engaged for purposes of this consultation shall be an individual who is neither an individual who was consulted in connection with the initial adverse benefit determination that is the subject of the review, nor a subordinate of any such individual. In addition, the Plan Administrator, or its delegate, shall provide the identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the claimant’s adverse benefit determination, without regard to whether advice was relied upon in making the benefit determination.

Within forty-five (45) days after a request for review is received, the review shall be made and the Plan Administrator, or its delegate, shall advise the claimant in writing of the decision on review, unless special circumstances require an extension of time for processing the review. If the Plan Administrator, or its delegate, needs such an extension, the Plan Administrator, or its delegate, shall furnish a written notice to the claimant before the termination of the initial forty-five (45) day period. The written notice shall specify the reasons for the extension and when the review shall be completed (provided that such review shall be completed within ninety (90) days after the date on which the request for review was filed). The decision on review shall be forwarded to the claimant in writing and shall include specific reasons for the decision and references to Plan provisions on which the decision is based. The decision on review shall also contain the same information as in the initial benefit determination notice regarding internal rules, documents, guidelines, protocols, or other similar criterion (or the claimant’s access to that information); the same statement as in the initial benefit determination notice regarding denials based on medical necessity or experimental treatments; a description of the claimant’s right to obtain additional information upon request about voluntary appeal procedures; and the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.” A decision on review shall be final and binding on all persons for all purposes. If a claimant shall fail to file a request for review according to the procedures herein outlined, such claimant shall have no rights to review and shall have no right to bring action in any court, and the denial of the claim shall become final and binding on all persons for all purposes.

7.3	Satisfaction of Claims

The payment of the benefits due under the Plan to a Participant or Beneficiary shall discharge the Company’s obligations under the Plan, and neither the Participant nor the Beneficiary shall have any further rights under the Plan upon receipt by the appropriate person of all benefits. The Plan Administrator, or its delegate, as a condition to making any payment, may require the Participant or Beneficiary to execute a receipt and release therefor in such form as shall be determined by the Plan Administrator, or its delegate.

ARTICLE VIII

Miscellaneous

8.1	Amendment of the Plan

Subject to the provisions of Section 8.3, the Plan may be wholly or partially amended or otherwise modified at any time by the Company.

8.2	Termination of the Plan

Subject to the provisions of Section 8.3, the Plan may be terminated at any time by the Company.

8.3	No Impairment of Benefits

Notwithstanding the provisions of Sections 8.1 and 8.2, no amendment to, or termination of, the Plan shall impair any rights to vested benefits hereunder.

8.4	Nonalienation

Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Plan shall be valid or recognized by the Plan Administrator, or its delegate.

8.5	Tax Withholding

Any benefits deferred or payable under this Plan shall be subject to any applicable payroll or other taxes required to be withheld by law.

8.6	Not an Employment Contract

This Plan does not contribute a contract of employment between the Participant and the Company, and participation in the Plan does not affect the nature of the employment relationship.

8.7	Source of Benefits

Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to make benefit payments in the future from its general assets. Nothing contained in this Plan, and no actions taken pursuant to its provisions, shall create, or be construed to create, a trust of any kind between the Company and any Participant or Beneficiary or an obligation to set aside or earmark any monies or other assets specifically for payments under this Plan.

8.8	Governing Law

This Plan shall be governed by and construed in accordance with the laws of the State of New York, except to the extent preempted by ERISA, without reference to principles of conflict of laws, and subject to the sole jurisdiction of the courts thereof.

/s/—Joel Horowitz

Chief Executive Officer

Date:	12/17/02	Witness:	/s/—Howard Shapiro